EXHIBIT-99.32

ITEM 12(b)

To my knowledge, this periodic report containing the financial statements fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer.

/s/ Christina Emery
Christina Emery
President
Barings Participation Investors

/s/ Jonathan Bock
Jonathan Bock
Chief Financial Officer
Barings Participation Investors

March 10, 2022